EXHIBIT 21.1

Subsidiaries of the Registrant

Name of entity and place of jurisdiction	Voting Securities Owned Percentage
PennantPark SBIC GP, LLC (Delaware)	100%
PennantPark SBIC GP II, LLC (Delaware)	100%
PennantPark SBIC LP (Delaware)	100	% (1)
PennantPark SBIC II LP (Delaware)	100	% (2)
PNNT Acentia, LLC (Delaware)	100%
PNNT Alabama Holdings Inc. (Delaware)	100	% (3)
PNNT CI (FBM) Investment Holdings LLC (Delaware)	100%
PNNT CI (GALLS) Prime Investment Holdings, LLC (Delaware)	100%
PNNT ecoserve, LLC (Delaware)	100%
PNNT New Gulf Resources, LLC (Delaware)	100%
PNNT Power Products Holdings, LLC (Delaware)	100%
PNNT RAM Energy LLC (Delaware)	100%
PNNT Transportation 100 Holdco, LLC (Delaware)	100%
SuttonPark Holdings, Inc. (Delaware)	100	% (4)
SuttonPark Capital LLC (Delaware)	N/A	(5)

(1)	The entity is directly owned 99% by us and 1% by PennantPark SBIC GP, LLC which is effectively wholly-owned by us.
(2)	The entity is directly owned 99% by us and 1% by PennantPark SBIC GP II, LLC, which is effectively wholly-owned by us.
(3)	This entity is not operational.
(4)	This is a controlled affiliated investment.
(5)	The entity is indirectly owned by us and directly owned by SuttonPark Holdings, Inc.

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